INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-52409 and 333-59013 of New Jersey Resources Corporation on Form S-8 and Registration Statement No. 33-57711 of New Jersey Resources Corporation on Form S-3 of our report dated October 28, 2003 (March 19, 2004 as to Notes 1 and 13) (which expresses an unqualified opinion and includes an explanatory paragraph referring to New Jersey Resources Corporation’s adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”), appearing in this Current Report on Form 8-K of New Jersey Resources Corporation dated April 1, 2004.

DELOITTE & TOUCHE LLP
Parsippany, New Jersey
April 1, 2004